AMENDMENT TO SUBADVISORY AGREEMENT
CAPITAL GUARDIAN TRUST COMPANY
     AMENDMENT made as of this 29th day of April, 2005 to the Subadvisory Agreement dated January 25, 1999 (the “Agreement”), between John Hancock Investment Management Services, LLC (formerly, Manufacturers Securities Services, LLC), a Delaware limited partnership (the “Adviser”), and Capital Guardian Trust Company, a California state-chartered trust company, (the “Subadviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:
1. ADDITION OF NEW PORTFOLIOS
     Section 3 of the Agreement, “Compensation of Subadviser,” is hereby amended:
     a. to add the following portfolios:
Overseas Equity Trust
Managed Trust*

*	In the case of the Managed Trust, the Subadviser undertakes to act as investment subadviser to, and, subject to the supervision of the Trustees of John Hancock Trust (the “Trust”) and the terms of this Agreement, to manage the investment and reinvestment of such portion of the assets of the portfolio as shall be assigned to the Subadviser by the Adviser from time to time.
2. CONFIDENTIALITY OF TRUST PORTFOLIO HOLDINGS
     The Subadviser agrees to treat Trust portfolio holdings as confidential information in accordance with the Trust’s “Policy Regarding Disclosure of Portfolio Holdings,” as such policy may be amended from time to time, and has policies in place to prohibit its employees from trading on any such confidential information.
3. EFECTIVE DATE
     This Amendment shall become effective with on the later to occur of: (i) approval of the Amendment by the Board of Trustees of John Hancock Trust and (ii) execution of the Amendment.
     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers as of the date first mentioned above.
John Hancock Investment Management Services, LLC

By: John Hancock Life Insurance Company (U.S.A.), its managing member

By:	/s/James D. Gallagher

James D. Gallagher, Executive Vice President,
Secretary and General Counsel
Capital Guardian Trust Company

by:	/s/Lee K. Yamanchi

Lee K. Yamanchi Vice President

APPENDIX A
     The Subadviser shall serve as investment subadviser for the following Portfolios (or portions of Portfolios) of the Trust. The Adviser will pay the Subadviser, as full compensation for all services provided under this Agreement, the fee computed separately for each such Portfolio (or if applicable, the portion of the Portfolio) at an annual rate as follows (the “Subadviser Percentage Fee”):

		Between	Between	Between
		$50 million	$200 million	$500 million
	First	and	and	and	Excess Over
	$50 million	$200 million	$500 million	$1 billion	$1 billion
Small Company Blend Trust U.S. Large Cap Value Trust Diversified Bond Trust

Excess Over $500
	First $500 million of	million of Aggregate
	Aggregate Assets**	Assets**
Income & Value
Managed*

*	Of the portion of the assets of the portfolio managed by the Subadviser.

**	For purposes of determining Aggregate Assets, the following assets are included:

(1)	assets in the Income & Value Trust,

(2)	the portion of the assets of the Managed Trust managed by the Subadviser,

Between
$300 million
	First	and	Excess Over
	$300 million	$500 million	$500 million
Overseas Equity Trust
     The Subadviser Fee for each Portfolio represents in full the compensation to be paid by the Adviser to the Subadviser, and no discounts or aggregation between accounts shall be applied.
     The Subadviser Percentage Fee for each Portfolio shall be accrued for each calendar day and the sum of the daily fee accruals shall be paid monthly to the Subadviser. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year such number of calendar days to be determined at the beginning of each calendar year and applied throughout the calendar year by the applicable annual rates described in the preceding paragraph, and multiplying this product by the portion of the net assets of the Portfolio managed by the Subadviser, as determined in accordance with the Trust’s prospectus and statement of additional information as of the close of business on the previous business day on which the Trust was open for business.
     If this Agreement becomes effective or terminates before the end of any month, the fee (if any) for the period from the effective date to the end of such month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion which such period bears to the full month in which such effectiveness or termination occurs.

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